EXHIBIT 23.1

CONSENT OF KLH CONSULTING

INDEPENDENT PROFESSIONAL PETROLEUM ENGINEER

I hereby consent to the references to KLH Consulting and myself in the form and context in which they appear in Amendment No. 1 to Current Report on Form 8-K/A dated October 20, 2011 (the “Report”) of Legend Oil and Gas, Ltd. (the “Company”). I also consent to the inclusion in the Report of estimates of oil and gas reserves contained in my report dated May 19, 2011 (effective as of December 31, 2010). I further consent to the incorporation by reference of my report in the Report and in the Company’s Registration Statement on Form S-8 (File No. 333-174413).

/s/ Kenton L. Hupp

Licensed Petroleum Engineer

Wichita, Kansas

November 23, 2011